Exhibit A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934

Check the appropriate box:
[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[x] Definitive Information Statement

Global Golf Holdings, Inc.
(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

[ ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.
(3) Filing Party:
(4) Date Filed:

Contact person: Mark L. Baum
580 Second Street
Encinitas, California 92024
Tel (760) 230-2300; Fax (760) 230-2305

Exhibit A

Global Golf Holdings, Inc.
10651 Santa Monica Drive
Delta, BC V4C 1P9
Canada

NOTICE OF WRITTEN CONSENT OF SHAREHOLDERS

October 26, 2004

To the Shareholder:

This Information Statement is being furnished to the stockholders of Global Golf Holdings, Inc., a Delaware corporation at the direction of the Company’s Board of Directors. It is furnished in connection with action taken by written consent of the holders of a majority of the issued and outstanding shares of common stock of the Company on September 3, 2004 without a meeting pursuant to Section 228(a) of the Delaware General Corporations Law.

The written consent authorized and approved: (1) the appointment of Ford Sinclair and Raj Gurm as Directors of the Company for the term of one year or until their successors are duly appointed; (2) the appointment of Peterson Sullivan, PLLC, as the Company’s independent auditors for fiscal year end December 31, 2004, as amended (see below); (3) the filing of a Certificate of Amendment with the Secretary of State of Delaware in order to: (i) Restate, in their entirety, the Company’s Articles of Incorporation and Bylaws; (ii) change the name of the Company in order to reflect the new direction and focus of the Company; (iii) increase the number of shares of the Company’s common stock from 35,000,000 shares, of which 30,000,000 shares are common stock and 5,000,000 are designated preferred stock, to 100,000,000, of which 90,000,000 shall be designated common stock and 10,000,000 will be designated as preferred shares; (iii) effect a reverse stock split of the Company’s issued and outstanding common stock, based on a ratio of one new share for thirty-four shares (1:34) of common stock; and (iv) change the Company’s fiscal year-end to December 31; and, (4) the approval and ratification an Acquisition Agreement whereby the Company shall acquire substantially all of the assets and certain liabilities of Low Carb Centre, Inc., Low Carb Bakery, Inc. and McNabb and Associates, all British Columbia corporations.

This Information Statement is being mailed on or about October 26, 2004 to the holders of record of the Company’s common stock as of September 3, 2004. The Information Statement constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

Further, pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until 20 days after the date this Information Statement is mailed to the shareholders. Therefore, this Notice and the attached Information Statement are being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT
AND YOU ARE REQUESTED
NOT TO SEND US A PROXY OR CONSENT

By Order of the Board of Directors

/s/ Ford Sinclair

Ford Sinclair
President, Chief Executive Officer
October 26, 2004

Exhibit A

Global Golf Holdings, Inc.
10651 Santa Monica Drive
Delta, BC V4C 1P9
Canada

INFORMATION STATEMENT PURSUANT TO SECTION 14 OF
THE SECURITIES EXCHANGE ACT OF 1934 AND
REGULATION 14C AND SCHEDULE 14C THEREUNDER

This information statement is circulated to advise the stockholders of Global Golf Holdings, Inc., a Delaware corporation (“we,” “our,” “us,” “GGLF” or the “Company”), of action taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the common stock of the Company.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934 (the ‘Exchange Act”), as amended, the actions will not be effective until 20 days after the date of this Information Statement is mailed to the shareholders.

The actions to be effective twenty (20) days after the mailing of this Information Statement are as follows:

1.	The appointment of Ford Sinclair and Raj Gurm as directors of the Company.
2.	The appointment of Peterson Sullivan, PLLC, as Company’s the independent auditors.
3.	The Company shall undertake to file a Certificate of Amendment with the Secretary of State for the State of Delaware in order to:
i)     restate, in their entirety, the Company’s Articles of Incorporation and Bylaws;
ii)	increase the number of authorized shares from 35,000,000 shares to 100,000,000;
iii)	effect a reverse stock split of the Company’s common shares based on a ratio of one-for-thirty-four (1:34);
iv)     change the Company’s fiscal year-end from May 31 to December 31; and,
v)	the Company’s name shall be changed to Vitasti, Inc., a Delaware corporation.
4.	Acquisition of substantially all of the assets of Low Carb Centre, Inc., Low Carb Bakery, Inc. and McNabb and Associates, all British Columbia corporations.

Each of the actions is discussed in more detail below.

OUTSTANDING SHARES AND VOTING RIGHTS

Currently, our only class of securities entitled to vote on the matters to be acted upon is common stock, of which the total amount presently outstanding is 29,131,248 shares, each share being entitled to one vote.  The record date for determination of the security holders entitled to vote or give consent is September 3, 2004.  The consent of the holders of a majority of the share entitled to vote upon the matter is required for approval of the actions.  The board of directors and stockholders owning 15,100,000 shares, which constitutes 51.83%, a majority of the outstanding voting securities of GGLF, have unanimously adopted, ratified and approved resolutions to effect the actions listed above. No other votes are required or necessary.

APPROXIMATE DATE OF MAILING: October 26, 2004.

Other than elections to office and shares beneficially owned, none of the persons who have been directors or officers of the Company at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in the matters to be acted upon.  None of our directors has informed us in writing that he intends to oppose any action to be taken by us.  No proposals have been received from any of our stockholders.

Our quarterly and annual reports on Form 10-QSB and Form 10-KSB, respectively have been filed with the SEC and may be viewed on the SEC's Web site at HTTP://WWW.SEC.GOV/CGI-BIN/SRCH-EDGAR, AND SIMPLY TYPING IN "Global Golf Holdings." in the Edgar Archives. We are presently “current” in the filing of all reports required to be filed by us.

Exhibit A

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This Information Statement contains forward-looking statements. Certain matters discussed herein are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Certain, but not necessarily all, of such statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "estimates” or "anticipates” or the negative thereof or comparable terminology. All forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual transactions, results, performance or achievements of the company to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. These may include, but are not limited to matters described in this Information Statement and matters described in "Note on Forward-Looking Statements” in our Annual Report on Form 10-KSB for the year ended December 31, 2003 and our Quarterly Reports on Forms 10-QSB for the first two quarters of fiscal year 200. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions and business opportunities, we can give no assurance that our expectations will be attained or that any deviations will not be material. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

1.     APPOINTMENT OF DIRECTORS

The following nominees have been elected to hold office for a term of one year or until there successors have been duly appointed.

Our directors and executive officers are as follows:

Name	Age	Office	Since
Ford Sinclair	37	Chairman, CEO	2002
Raj S. Gurm	44	Director	2004

Ford W. Sinclair. Ford has over 15 years of Sales and Marketing experience. Founder of Late Night Productions in 1984 and sold in 1996. In 1988, Ford created Teletalk Communications, which later was acquired by a competitor in 1990. Ford spent from 1990 to 1997 sub-contracting to a variety of startup companies to develop Sales and Marketing plans that developed into Senior Vice President of UBS Distribution. He founded in 1999 West Coast E.V., Inc. which was renamed in 2000 to GolfLogix Systems Canada, Inc.

Raj S. Gurm. Raj was a partner in B.R. International Marketing Company of Vancouver that provided North American representation to manufacturers from Asia. From 1987 to 1989, he was a manager of Metro Parking Ltd. and was responsible for overseeing 70 employees and 20 parking lots. From 1989 to 1995, he was involved in importing products from Asia and selling them by the container loads to large retail chain stores. In 1995, Mr. Gurm was founder and president of Xanatel Communications Inc. a company involved in the wireless communications industry and which was sold to a public company listed on The Alberta Stock Exchange. Mr. Gurm has been a President and CEO of Natco International Inc. from 1990 to present. From January 2000 to November 2001 he was also President/CEO of Canoil Exploration Corporation. Mr. Gurm attended the University of British Columbia and earned a Bachelor of Sciences Degree in Biology in 1983. Born in 1960 in India, Mr. Gurm is a citizen and resident of Canada.

Board of Directors following Asset Purchase

Pursuant to the terms and conditions of the Asset Purchase Agreement (the “Agreement”), as discussed in detail below, the current Board of Directors shall resign concurrently with the consummation of the Asset Purchase Agreement and a new Board of Directors shall be appointed, and shall serve for a term of one year, or until they resign or are duly removed and replaced.

2.     APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Peterson Sullivan, PLLC, (“Peterson Sullivan”) as the Company’s independent auditors for the fiscal year-end, as amended (see below) December 31, 2004. Services provided to the Company by Peterson Sullivan for fiscal year 2004 will include, among others, review of the Company’s quarterly and annual financial statements.
Representatives of Peterson Sullivan did not attend the special shareholder meeting.

The Company’s independent auditors during fiscal year ending May 31, 2004, were Peterson Sullivan and Ronald R. Chadwick, P.C. (“Chadwick”). From May 31, 2003 through September 23, 2003, Chadwick was the Company’s auditor and commencing September 24, 2003, through the date of this report Peter Sullivan have served as the Company’s independent auditors. The change in the Company’s auditor was not due to any disagreement with Chadwick regarding the accounting principals or practices, financial statement disclosures, or the auditing scope or procedure. The reports delivered by Chadwick did not contain any adverse opinion or disclaimer of opinion, and was not qualified as to uncertainty, audit scope or accounting principals.

Audit Fees

During fiscal 2004 and fiscal 2003, the aggregate fees billed or estimated to be billed to the Company for professional services rendered by Peterson Sullivan for the audit of our annual financial statements, review of financial statements included in our annual reports or services normally provided by our accountants in connection with statutory and regulatory filings or engagements were $39,414.00 and $0.00, respectively.

Audit-Related Fees.

During fiscal 2004 and fiscal 2003, there were no fees billed to us for any other products or services provided by Peterson Sullivan, other than the services reported above.

Tax Fees.

During fiscal 2004 and fiscal 2003, there were no fees billed to us for any other products or services provided by Peterson Sullivan, other than the services reported above.

All Other Fees.

During fiscal 2004 and fiscal 2003, there were no fees billed to us for any other products or services provided by Peterson Sullivan, other than the services reported above.

Pre-Approval Policies and Procedures.

The Board of Directors is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Board has no established policy regarding pre-approval of any audit or permissible non-audit services provided by the independent auditor.

Audit Committee and Other Committees.

As of the date of this report the board of directors had not established an audit committee. The Company recognizes that an audit committee, when established, will play a critical role in our financial reporting system by overseeing and monitoring management's and the independent auditor’s participation in the financial reporting process.

Until such time as an audit committee has been established, the board of directors will continue to undertake those tasks normally associated with an audit committee to include, but not by way of limitation, the (i) review and discussion of the audited financial statements with management, and (ii) discussions with the independent auditors the matters required to be discussed by the Statement On Auditing Standards No. 61, as may be modified or supplemented.

Although ratification by the shareholders in not required by law, the Board of Directors has determined that the approval and ratification of Peterson Sullivan by the shareholders is desirable and in the best interest of the Company. The shareholders ratified and approved of the appointment of Peterson Sullivan.

3.     THE CERTIFICATE OF AMENDMENT. After this Information Statement has been filed with the SEC and mailed to all holders of record of the Company’s shares, and upon the expiration of all applicable waiting and review periods under the Exchange Act, the Company will file a Certificate of Amendment to its Articles of Incorporation effecting the following corporate actions:

(i)     RESTATED COMPANY ARTICLES AND BYLAWS

The Board of Directors believes it to be in the best interest of the Company and its shareholders to restate the Company’s Articles of Incorporation, in their entirety, and to restate the Company’s Bylaws, in their entirety in order to consolidate and clarify the existing Articles of Incorporation and Bylaws and all prior amendments thereto. The Restated Articles of Incorporation and Restated Bylaws are attached hereto as Exhibit A and Exhibit B.

(ii)     CHANGE OF FISCAL YEAR END

Upon filing and certification of the Restated Articles of Incorporation the Company’s fiscal year will change from year-end May 31 to year-end December 31.

(iii)     THE INCREASE IN AUTHORIZED SHARES
The Company is currently authorized to issue 30,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 million shares of preferred stock, par value $0.001 per share. The Certificate of Amendment will increase the number of shares of common stock that the Company is authorized to issue to 100,000,000, of which 90,000,000 shares are designated common stock and 10,000,000 shares are designated preferred stock.

The increase in authorized capital of the Company was approved because the Company determined that its current capitalization structure would be insufficient to raise additional working capital through the sale of its common or preferred stock and the financial and operational expense placed upon the Company in having to solicit proxies at a later date to approve an increase in its authorized shares would be overly burdensome. The proposed increase in authorized capital will enable the Company to consummate the asset purchase as discussed above.

Upon the effectiveness of such increase, as a general matter approval from the shareholders will not be required for the issuance of any newly-authorized shares, except as otherwise required by law or applicable rules of any market upon which the Common Stock may trade.

The increase in authorized capital will not affect the percentage ownership interest in the Company or percentage voting power of any holder of Common Stock or Preferred Stock. Such increase in authorized capital will have no effect on the number of shares of Common Stock or Preferred Stock outstanding; however, it will make possible the subsequent issuance of additional shares of Common and Preferred Stock, all as described above.

(iv)     REVERSE STOCK SPLIT

The Company believes that the reverse split is in the best interest of the Company because it will reduce and/or diminish the perceived depressive effect of the Company having a large number of shares issued and outstanding and available for purchase in the public market. The reverse stock split will reduce the number of issued shares of the Company’s common stock based on a ratio of thirty-four issued and outstanding shares for one post-reverse split share of the Company’s common stock, as determined by the Board of Directors of the Company. The total number of shares held by each stockholder will be reclassified automatically into the number of shares equal to the number held immediately before the reverse stock split divided by the number as determined by the Board of Directors, except that fractional shares will not be issued and will be rounded up to the nearest whole share.

Additionally, the reverse split will make available a substantial number of additional authorized, but unissued shares of common stock which will provide increased flexibility in structuring possible future financing, in taking advantage of future business opportunities such as acquisitions, and in meeting corporate needs as they arise, all without the delay and expense of calling a meeting of our stockholders to authorize an increase in authorized capital.

If for any reason the Company deems it advisable to do so, the reverse stock split may be abandoned at any time prior to its effectiveness without further action by the Company's stockholders.

Effectiveness of the Reverse Stock Split

The reverse stock split, will become effective upon the filing with the Secretary of State of the State of Delaware a Certificate of Amendment to our Restated Certificate of Incorporation, as amended. It is expected that this filing would take place 20 days after the mailing of the Definitive Information Statement as required under Rule 14c-2(b) of the Securities Exchange Act. The exact timing of the filing of the Certificate of Amendment, however, would be determined by the Board of Directors based upon the evaluation as to when this action would be most advantageous to our stockholders. In addition, the Company reserves the right to elect not to proceed with the reverse stock split if, at any time prior to the effective time of the reverse stock split, the Company, in its sole discretion, determines that a reverse stock split of the common stock is no longer in the best interests of the Company and its stockholders.

Commencing at the effective time of the reverse stock split, each common stock certificate would be deemed for all corporate purposes to evidence ownership of the reduced number of shares of the Company’s common stock resulting from the reverse stock split. As soon as practicable after the effective date, stockholders would be notified as to the effectiveness of the reverse stock split and instructed as to how and when to surrender their certificates of common stock.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM OUR EXCHANGE AGENT, IF ANY.

Fractional Shares

We do not intend to issue fractional shares in connection with the reverse stock split. Stockholders that otherwise would be entitled to receive fractional shares because the number of shares of the Company’s common stock they hold is not evenly divisible by the reverse split ratio will be rounded down to the nearest whole share, not to be reduced below one share.

Effects of Reverse Stock Split

The reverse stock split will not, by itself, impact GGLF’s assets or prospects. However, the reverse stock split could result in a decrease in the aggregate market value of GGLF's equity capital. The reverse stock split may affect the liquidity of the common stock because of the reduced number of shares outstanding after the reverse stock split. Also, the reverse stock split could result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Odd-lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares. The Board believes, however, that these risks are outweighed by the benefits of the reverse stock split.

There will be no change in the terms of the common stock as a result of the reverse stock split. After the reverse stock split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the currently issued common stock now authorized. With the exception of the number of shares issued and outstanding, or held as treasury shares, the rights and preferences of the shares of common stock prior and subsequent to the reverse stock split will remain the same. Holders of GGLF common stock will have no preemptive rights.

GGLF common stock is currently registered under Section 12(g) of the Exchange Act, and as a result, GGLF will continue to be subject to the periodic reporting and other requirements of the Exchange Act.

Options and Restricted Stock

When the reverse stock split is implemented, outstanding and unexercised options, if any, to purchase shares of GGLF common stock would be adjusted by decreasing the number of shares underlying the option and increasing the exercise price proportionately, except that if the number of shares would otherwise include a fractional share, the number of shares will be rounded down to the nearest whole share. Outstanding restricted stock awards will be similarly adjusted, in the same manner as other outstanding shares of our common stock. In addition, the number of shares of common stock that remain available for issuance under the 2004 Stock Incentive Plan will be reduced by the same ratio as the reverse stock split.

Federal Income Tax Consequences

       The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).

This discussion is for general information only and does not describe all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their GGLF common stock as compensation). In addition, this summary is limited to stockholders that hold their GGLF common stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Accordingly, each GGLF stockholder is strongly urged to consult with a tax adviser to determine the particular federal, state, local or foreign income or other tax consequences to such holder of the reverse stock split.

We believe that the U.S. federal income tax consequences of the reverse stock split generally are as follows:

❑	No gain or loss would be recognized by GGLF upon the reverse stock split;

❑	The aggregate adjusted basis of the shares of GGLF common stock held by a stockholder following the reverse stock split would be equal to such stockholder's aggregate adjusted basis in GGLF common stock held immediately prior to the reverse stock split;

❑	The holding period of GGLF common stock held by a stockholder following the reverse stock split would include the holding period of the shares of GGLF common stock held immediately prior to the reverse stock split.

(v)     COMPANY NAME CHANGE

The Restated Articles of Incorporation will change of the name of the Company to "Vitasti, Inc." The Company believes that this name change is in the Company's best interests in that it more accurately reflects the contemplated and intended business operations of the Company. Upon the effective date of the Company’s name change, the Company will take appropriate action to change the trading symbol for its Common Stock. Stock certificates representing Common Stock issued prior to the effective date of the name change will continue to represent the same number of shares, will remain valid, and will not be required to be returned to the Company or its transfer agent for reassurance. New stock certificates issued upon a transfer of shares of Common Stock after the effective date of the name change will bear the name "Vitasti, Inc." and will have a new CUSIP number. Delivery of existing certificates will continue to be accepted in transactions made by a shareholder after the corporate name is changed.

4.     Asset Purchase

The following discussion is qualified in its entirety by reference to the Asset Purchase Agreement, as filed with on Form 8-K with the SEC on October 14, 2004, (File #000-26773) and incorporated by the reference herein. We encourage you to review this information statement and the Asset Purchase Agreement carefully.

Parties To The Asset Purchase Agreement (the “Agreement”)

Global Golf Holdings, Inc.
The Company is a public company organized under the laws of the State of Delaware. As of the date of this mailing the Company has no current business and has been focused on identifying and acquiring viable business opportunities.

AND
Low Carb Centre, Inc. (“LCC”)
LCC is a privately held company organized under the laws of British Columbia, Canada with its primary business being the retail sales and distribution of gourmet low carbohydrate food products through its four traditional brick-and-mortar retail stores and its website, www.lowcarbcentre.com.

Low Carb Bakery, Inc. (“LCB”)	LCB is a privately held company organized under the laws of British Columbia, Canada with its primary business being the manufacturing of food products for the LCC retail market.
McNabb and Associates, Inc. (“MNA”)	MNA is a privately held company organized under the laws of British Columbia, Canada with its primary business being the management and supervision of the business operations of both LCC and LCB.

Collectively, LCC, LCB and MNA shall be collectively referred to hereinafter as “LCC.”

Background of Asset Purchase

On April 15, 2004, the Company filed a Form 8-K announcing that due to lack of success in executing the Company’s business plan and considerable underfunding of the same, that the Board of Directors had determined that it was no longer viable to continue operations under the then existing plan of operation. Since that time the Company has been focused on the identification and acquisition of an existing business, focusing on a business combination that could potentially add value to the Company, for the benefits of its shareholders.

During the third quarter of 2004, the Company entered into negotiations with LCC regarding the acquisition of substantially all of the positive assets of LCC. LCC is engaged in the sales and distribution of low carbohydrate gourmet food products and related items. Sales are generated from the LCC website on and four retail stores located throughout Canada. LCB is a Bakery engaged in the business of producing food products for the LCC retail market. MNA is in the business of managing and supervising the daily operation of LCC and LBC.

On October 1, 2004, the Company and LCC executed a Definitive Acquisition Agreement. In addition to acquiring substantially all of the assets of LCC, the Company agreed to assume up to USD $425,000 in LCC convertible notes.

Specific Terms of Asset Purchase Agreement

Under the terms and conditions of the contemplated Agreement, (the “LCC Transaction”) GGLF shall acquire substantially all of the assets of LCC. Including, but not limited to, LCC’s suppliers, customer and vendor lists and records pertaining thereto, the trade names “Low Carb Centre,” “Low Carb Bakery” and “McNabb and Associates,” all registered and unregistered trademarks, service marks, sales marks, colors, names and slogans relating to the Business, and all applications for any of the foregoing, together with all of the Seller’s rights to use all of the foregoing forever, and all goodwill associated with the foregoing, the existing phone number(s) and websites of the Business, all assets referred to or referenced within any audited financial statements of the Business in preparation or consideration of the Closing (as defined herein) of this transaction and any and all recipes, trade secrets, trade practices, décor, goodwill, clients, equipment, furniture, assets, machinery, trade fixtures, miscellaneous supplies, inventory, existing contracts and tangible personal property.

GGLF shall not assume any liabilities of LCC, with the exception of a series of 12% Convertible Promissory Notes (the “Notes”) issued by LCC in connection with this transaction. The Notes having been issued shall be converted (the “Conversion”) following the closing of the transaction, into common shares of the Company at $0.125 per share. The Conversion shall include the principal amount of the respective Note along with any unpaid interest. Each Noteholder has an additional 25% warrant exercisable at $0.20 per share. The issuance of the Notes provided necessary capital in order to allow LCC to remain operational during the pendency of this transaction. At the date of this report the all of the Notes have not closed and as such the final amount of the issued and outstanding under the Notes is unascertainable.

Consideration for the LCC Transaction shall be 14,743,199 newly issued shares of the Company’s post reverse split common stock. The Board of Directors believes that it is in the best interest of the Company and its shareholders to enter into the Asset Purchase Agreement under the terms and conditions thereof.

The terms and conditions of the Asset Purchase Agreement were determined in arm’s length negotiations between the Company and LCC.

Regulatory Approvals Relating to the Asset Purchase

GGLF is not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the transactions, other than (1) filing this Information Statement with the SEC, and (2) filing the Certificate of Amendment with the Secretary of State of the State of Delaware. If any additional approvals or filings are required, GGLF shall undertake to use commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Effective Time of the Asset Purchase

Pursuant to SEC rules and regulations, GGLF may not complete the asset purchase until at least 20 days after the date this Information Statement is first mailed to its shareholders. GGLF plans to complete the transaction on or before November 30, 2003. However, completion of the asset purchase could be delayed if there is a delay in satisfying other conditions of the asset purchase. There can be no assurances as to whether, or on what date, the conditions will be satisfied or waived or that the parties will complete the transaction.

Action of the Shareholders

The holders of a sufficient number of shares of GGLF’s common stock have executed a written consent approving the Agreement and the transactions contemplated thereby. As a result, no further shareholder action is required to complete the asset purchase.

Security Ownership Of Management And Principal Stockholders

The following table presents information about the beneficial ownership of our common stock as of September 3, 2004 by:

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of our common stock subject to options or other convertible securities that are presently exercisable or convertible or exercisable are deemed to be outstanding and beneficially owned by the holder for the purpose of computing shares and percentage ownership of that holder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 29,131,248 shares of common stock outstanding as of September 3, 2004.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Mark L. Baum (1) 580 Second Street, Suite 102 Encinitas, CA 92024	3,600,000	12.35%
James Panther 580 Second Street, Suite 102 Encinitas, CA 92024	2,000,000	6.86%
Edward Savarese 580 Second Street, Suite 102 Encinitas, CA 92024	2,000,000	6.86%
Ford Sinclair (1) 7640 Berrymore Drive Delta, B.C. V4C 4C7 Canada	7,500,000	25.47%
TOTAL	15,100,000	51.83%
(1) Officer and/or Director

EXECUTIVE OFFICERS

All executive officers are elected by our board of directors and hold office until the next Annual Meeting of stockholders and until their successors are elected and qualify.

EXECUTIVE COMPENSATION

Our present director and executive officer has received no cash remuneration for services rendered to us. Previous director and executive compensation was as follows:

Summary Compensation Table
Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#s)	All Other Compensation ($)
Ford Sinclair Chief Executive Officer, Director	2004 2003 2002	--- --- ---	--- --- ---	--- --- ---	--- --- ---
Raj Gurm Chief Executive Officer, Director	2004 --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---

Pending Legal Proceedings

To the knowledge of our management, no director or executive officer is party to any action in which any has an interest adverse to us.

Involvement in Certain Legal Proceedings

Except as indicated at the end of this heading, and to the knowledge of our management and during the past 10 years, no present or former director, person nominated to become one of our directors, executive officers, promoters or control persons:

(1) Was a general partner or executive officer of any business by or against which any bankruptcy petition was filed, whether at the time of such filing or two years prior thereto;
(2) Was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);
(3)    Was the subject of any order, judgment or decree, not subsequently reversed, suspended or     vacated,     of any court of competent jurisdiction, permanently or temporarily enjoining him from or     otherwise limiting, the following activities:

(i)     Acting as a futures commission merchant, introducing broker, commodity trading     advisor, commodity pool operator, floor broker, leverage transaction merchant,     associated person of any of the foregoing, or as an investment adviser, underwriter,     broker or dealer in securities, or as an affiliated person, director or employee of any     investment company, bank, savings and loan association or insurance company, or     engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;
(4)    Was the subject of any order, judgment or decree, not subsequently reversed, suspended or     vacated,     of any federal or state authority barring, suspending or otherwise limiting for more than     60 days the right of such person to engage in any activity described above under this Item, or to be     associated with persons engaged in     any such activity;

(5)    Was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated; or

(6)    Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures     Trading Commission to have violated any federal commodities law, and the judgment in such civil     action or finding by the Commodity Futures Trading Commission has not been subsequently     reversed, suspended or vacated.

Compliance with Section 16(a) of the Exchange Act

All reports required to be filed pursuant to Section 16(a) of the Exchange Act have been filed.

Audit, Nominating and Compensation Committees

The Company has no audit, nominating or compensation committees.

Other Information

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in their ownership with the Securities and Exchange Commission, and forward copies of such filings to us.  Based on the copies of filings received by us, during the most recent fiscal year, the directors, officers, and beneficial owners of more than ten percent of our equity securities registered pursuant to Section 12 of the Exchange Act, have filed on a timely basis, all required Forms 3, 4, and 5 and any amendments thereto.

Form 10-KSB

We will provide without charge a copy of our most recent report on Form 10-KSB, as filed with the Securities and Exchange Commission, upon written request to the Company’s counsel at 580 Second Street, Suite 102, Encinitas, CA 92024 c/o Wade D. Huettel. The Form 10-KSB may also be viewed on the SEC's Web site at HTTP://WWW.SEC.GOV/CGI-BIN/SRCH-EDGAR, AND SIMPLY TYPING IN “Global Golf Holdings” in the Edgar Archives.

Pursuant to the requirements of the Exchange Act, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

/s/ Ford Sinclair
Ford Sinclair
President, Chief Executive Officer
October 26, 2004

Exhibit A

EXHIBIT INDEX

EXHIBIT        DESCRIPTION

A.            Restated Articles of Incorporation
B.             Restated Bylaws

Exhibit A

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION
OF

VITASTI, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"), the undersigned, being the President and Chief Executive Officer of Global Golf Holdings, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

1.     The name of the corporation is Global Golf Holdings, Inc. and was first incorporated under the name Autoeye Inc. pursuant to the laws of the State of Delaware on December 18, 1997.

2.     This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by written consent of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

3.     The Articles of the Global Golf Holdings, Inc., as amended, are restated in their entirety to read as follows and supersede and take place of the existing Certificate of Incorporation and all prior amendments thereto:

ARTICLE 1.

Company Name

1.1 The name of this corporation is Vitasti, Inc.

ARTICLE 2.

Duration

2.1 The corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE 3.

Registered Agent

3.1 The address of the registered office of the Corporation in the State of Delaware is The Company Corporation, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Company Corporation.

ARTICLE 4.

Purpose

4.1 The purpose for which the corporation is organized is to engage in any lawful activity within or without the State of Delaware.

4.2 The corporation may also maintain offices at such other places within or without the State of Delaware as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Delaware with the same effect as if in the State of Delaware.

ARTICLE 5.

Board of Directors

5.1. Number. The board of directors of the Corporation shall consist of such number of persons, not less than one and not to exceed 10, as shall be determined in accordance with the bylaws from time to time.

ARTICLE 6.

Capital Stock

6.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is one hundred million (100,000,000) shares, consisting of (a) ninety million (90,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and (b) ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to the and restrictions imposed upon the shares of each class are as follows:

6.2 Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share.

Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

6.3 Preferred Stock. Shares of Preferred Stock may be issued in series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a) the distinctive serial designation of such series which shall distinguish it from other series;

(b) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in the resolution or resolutions providing for the issue of such series;

(c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d) whether dividends on the shares of such series shall be cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(f) the price or prices at which, the period or periods within which, and the terms and conditions upon which the shares of such series may be redeemed in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
(g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligations;

(h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i) the voting rights, if any, of the holders of the shares of such series;

(j) the ranking of the shares of such series as compared with shares of other series of the capital stock of the Corporation in respect of the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; and

(k) any other relative rights and qualifications, preferences or limitation of the shares not inconsistent herewith or with applicable law.

ARTICLE 7.

No Further Assessments

7.1 The capital stock, after the amount of the subscription price determine by the board of directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and this Certificate of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 7.

ARTICLE 8.

No Preemptive Rights

8.1 Except as otherwise set forth herein, unless determined by the Board of Directors by resolution or resolutions, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

ARTICLE 9.

No Cumulative Voting

9.1 There shall be no cumulative voting of shares.

ARTICLE 10.

Indemnification of Officers and Directors

10.1 The Corporation shall indemnify its directors, officers, employee, fiduciaries and agents to the fullest extent permitted under the DGCL.

10.2 Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Delaware from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

10.3 The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.
10.4 No director, officer or shareholder shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.
ARTICLE 11.

Section 203 of DGCL

11.1 The Corporation elects not to be governed by Section 203 of the DGCL, "Business Combinations With Interested Stockholders," as permitted under and pursuant to subsection (b)(3) of Section 203 of the DGCL.

ARTICLE 12.

Amendment

12.1 The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation so long as such amendment or repeal is effected in the manner prescribed herein and by the laws of the State of Delaware and all rights conferred upon the stockholders are granted subject to this reservation.
IN WITNESS WHEREOF, I have hereunto set my hand this _____th day of October 2004, hereby declaring and certifying that the facts stated hereinabove are true.

_________________________________
By: Ford Sinclair
Its: President

Exhibit A

RESTATED

BY-LAWS
OF

VITASTI, INC.

ARTICLE I-STOCKHOLDERS

1.1    Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

1.2    Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix.

1.3    Notice of Meetings.

Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

1.4    Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

1.5    Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

1.6    Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

1.7    Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefore by a stockholder entitled to vote or by his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

1.8    Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.9    Consent of Stockholders in Lieu of Meeting.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

ARTICLE II-BOARD OF DIRECTORS

2.1    Number and Term of Office.

The number of directors who shall constitute the whole Board shall be such number as the Board of Directors shall from time to time have designated, except that in the absence of any such designation, such number shall be at least one. Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

2.2    Vacancies.

If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

2.3    Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

2.4    Special Meetings.

Special meetings of the Board of Directors may be called by one-third (1/3) of the directors then in office (rounded up to the nearest whole number) or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telegraphing or telexing or by facsimile transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

2.5     Quorum.

At any meeting of the Board of Directors, a majority of the total number of the whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

2.6    Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

2.7    Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

2.8    Powers.

The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(a)     To declare dividends from time to time in accordance with law;
(b)	To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;
(c)	To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;
(d)	To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;
(e)	To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;
(f)	To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;
(g)	To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and
(h)	To adopt from time to time regulations, not inconsistent with these By-laws, for the management of the Corporation's business and affairs.

2.9    Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

ARTICLE III-COMMITTEES

3.1    Committees of the Board of Directors.

The Board of Directors, by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

3.2    Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE IV-OFFICERS

4.1    Generally.

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

4.2    President.

The President shall be the chief executive officer of the Corporation. Subject to the provisions of these By-laws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

4.3    Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

4.4    Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

4.5    Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

4.6    Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V-STOCK

5.1    Certificates of Stock.

Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the President and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

5.2    Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these By-laws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

5.3     Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.4    Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

5.5    Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI-NOTICES

6.1    Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

6.2    Waivers.

A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VII-MISCELLANEOUS

7.1    Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

7.2    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

7.3     Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

7.4     Fiscal Year.

The fiscal year end of the Corporation shall be December 31.

7.5    Time Periods.

In applying any provision of these By-laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII-INDEMNIFICATION OF DIRECTORS AND OFFICERS

8.1    Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a ''proceeding''), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an ''indemnitee''), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

8.2     Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this ARTICLE VIII an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an ''advancement of expenses''); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an ''undertaking''), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a ''final adjudication'') that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

8.3    Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

8.4    Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5    Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

8.6    Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE IX-AMENDMENTS

9.1    Amendment by Directors.

The power to adopt, alter and repeal the Bylaws of the Corporation is vested exclusively in the Board of Directors.